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                                                                Exhibit 10.39


Confidential treatment has been requested for portions of this document. Brackets indicate portions of text that have been omitted. A separate filing of such omitted text has been made with the Commission as part of the Company's application for confidential treatment.


                 RESEARCH COLLABORATION AND LICENSE AGREEMENT (U.S.)


    This Agreement is made and entered into this 7th day of March, 1997 by and between BIOGEN, INC. (hereinafter referred to as "BIOGEN"), a Massachusetts corporation located at 14 Cambridge Center, Cambridge, MA 02142, and CV THERAPEUTICS, INC., a Delaware corporation, located at 3172 Porter Drive, Palo Alto, CA 94304 (hereinafter referred to as "CVT").

    WHEREAS, BIOGEN is a biopharmaceutical company which develops, manufactures, markets and sells pharmaceutical products for human healthcare; and

    WHEREAS, CVT is the owner and/or exclusive licensee of certain technology, patent rights and other proprietary know-how related to PRODUCTS as hereinafter defined; and

    WHEREAS, BIOGEN desires to obtain an exclusive right and license in and to such technology, patent rights and proprietary know-how in the TERRITORY as hereinafter defined; and

    WHEREAS, BIOGEN desires to support additional research related to PRODUCTS; and

    WHEREAS, CVT is willing to grant the exclusive right and license desired by BIOGEN and to participate in the conduct of research supported by BIOGEN; and

    WHEREAS, CVT is granting an exclusive right and license in and to such technology, patent rights and proprietary know-how outside the TERRITORY to Biotech Manufacturing Limited ("BML") pursuant to a Research Collaboration and License Agreement (Europe) of even date herewith (the "BML AGREEMENT") .

    NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

SECTION 1.    DEFINITIONS.

    The terms used in this Agreement have the following meaning:

    1.1 The term "Adenosine A(1) Antagonist" shall mean a molecule that [ * ] compound being referred to herein as a "Test Compound"), the [ * ], and such Test Compound meets the following specifications measured concurrently in a validated in vitro assay:

         (I)  [  *  ]

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         (II) [  *  ]

    Notwithstanding the foregoing, if CVT is able to establish in a model reasonably acceptable to BIOGEN that the principal activity of a Test Compound IN VIVO is as [ * ] such Test Compound shall be excluded from the definition of Adenosine A(1) Antagonists.

    1.2 The term "AFFILIATE" as applied to either party shall mean any company or other legal entity other than the party in question, in whatever country organized, controlling, controlled by or under common control with that party. The term "control" means ownership or control, directly or indirectly, of at least fifty percent (50%) of the outstanding stock or voting rights or the right to elect or appoint a majority of the directors.

    1.3 The term "first AGREEMENT YEAR" shall mean the twelve month period commencing on the EFFECTIVE DATE. With respect to any year after the first AGREEMENT YEAR, the term "AGREEMENT YEAR" shall mean the twelve month period commencing upon an anniversary of the Effective Date.

    1.4 The term "BIOGEN CVT-124 TECHNOLOGY" shall mean any information, data (including all chemical, pharmacological, toxicological, clinical, assay, manufacturing and control information, data and test results, including negative results), ideas, concepts, formulas, trade secrets, methods, procedures, designs, materials, compositions, plans, diagrams, applications, specifications, techniques, records, practices, processes, research, know-how, inventions, discoveries and the like first conceived and first reduced to practice by BIOGEN or its AFFILIATES in the performance of any of its work under or pursuant to this Agreement which are necessary or useful for the manufacture or use of CVT-124 or other PRODUCTS.

    1.5 The term "BIOGEN CVT-124 PATENTS" shall mean all patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights, provisional patent applications, statutory invention registrations, applications for statutory invention registrations, and any foreign equivalents thereof) owned by BIOGEN or its AFFILIATES throughout the TERRITORY which claim the BIOGEN CVT-124 TECHNOLOGY or any part thereof, including any provisional applications, substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates.


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    1.6  The term "CALENDAR QUARTER" shall mean the period of three (3)
consecutive calendar months ending on March 31, June 30, September 30 or December 31, as the case may be.

    1.7 The term "CVT-124" shall mean the [ * ] of epoxy norbornyl xanthine as defined as CVT-124 in the IND filed on September 20, 1995 and as further described in U.S. Patent Application Serial No. [ * ].

    1.8 The term "CVT PATENT RIGHT(S)" shall mean all patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights, provisional patent applications, statutory invention registrations, applications for statutory invention registrations, and any foreign equivalents thereof) throughout the TERRITORY that claim CVT TECHNOLOGY or any part thereof, including any provisional applications, substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, which CVT owns (in whole or in part) or to which CVT otherwise has a transferable right as of the EFFECTIVE DATE or at any time during the term of this Agreement, including but not limited to CVT's rights in any RESEARCH
PATENT RIGHTS and CVT's rights obtained under the UFRFI LICENSE.   CVT PATENT
RIGHTS as of the EFFECTIVE DATE are set forth in APPENDIX A hereto.

    1.9 "CVT TECHNOLOGY" shall mean any information, data (including all chemical, pharmacological, toxicological, clinical, assay, manufacturing and control information, data and test results, including negative results), ideas, concepts, formulas, trade secrets, methods, procedures, designs, materials, compositions, plans, diagrams, applications, specifications, techniques, records, practices, processes, research, know-how, inventions, discoveries and the like which CVT owns (in whole or in part) or to which CVT otherwise has a transferable right as of the EFFECTIVE DATE or at any time during the term of this Agreement, which relate to CVT-124 or any other Adenosine A(1) Antagonist, including but not limited to CVT's rights in the RESEARCH INFORMATION, the RESEARCH MATERIALS and the RESEARCH INVENTIONS, and CVT's rights under the UFRFI LICENSE.

    1.10 The term "EFFECTIVE DATE" shall mean March 10, 1997.

    1.11 The term "FTE" shall mean the equivalent of a full year of effort on a full time basis of a scientist or other professional possessing skills and experience necessary to carry out applicable tasks under the RESEARCH PROGRAM.

    1.12 The term "FIRST COMMERCIAL SALE" shall mean the initial transfer by BIOGEN or any of its AFFILIATES or SUBLICENSEES of a PRODUCT to a


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THIRD PARTY in exchange for consideration, following marketing approval by the appropriate governmental agency for the country in which the transfer is made.

    1.13 The term "MAA" shall mean an application for regulatory approval to sell PRODUCT in the European Union and similar in purpose to an NDA in the United States.

    1.14 The term "MAJOR MARKET" shall mean the United States.

    1.15 The term "NDA" shall mean a New Drug Application or Product License Application or equivalent filing filed for PRODUCT with the U.S. Food and Drug Administration ("FDA").

    1.16 The term "NDR" shall mean an application for regulatory approval to sell PRODUCT in Japan and similar in purpose to an NDA in the United States.

    1.17 The term "NET SALES" shall mean the [ * ] of BIOGEN and its AFFILIATES with respect to the sale of PRODUCT, less:

         (i) trade, quantity, cash or other discounts [ * ] allowed not exceeding amounts customary in the trade, including, without limitation, governmental program discounts and rebates (e.g., Medicaid, Medicare, VA, etc.)

         (ii) sales taxes, tariff duties and/or use taxes directly imposed on and with reference to particular sales;

         (iii)  packing, transportation and insurance prepaid or allowed; and

         (iv) amounts allowed or credited on rejects, returns or retroactive price reductions.

A sale or transfer of PRODUCT by BIOGEN to an AFFILIATE for re-sale of PRODUCT by such AFFILIATE shall not be considered a sale for the purpose of this provision but the resale of PRODUCT by such AFFILIATE to a THIRD PARTY shall be a sale for such purposes. A "sale" shall mean a transfer or other disposition for consideration, but shall not include transfers or dispositions at no cost for pre-clinical, clinical, regulatory or governmental purposes or disposition of PRODUCT at no cost for promotional purposes.

    In the event that PRODUCT is sold in the form of a combination product containing one or more active ingredients or components in addition to CVT-124 or, if applicable, another Adenosine A(1) Antagonist, NET SALES shall be determined by multiplying NET SALES of the combination product (as defined by reference to the

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                                       4.

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standard NET SALES definition) during the applicable payment period by the fraction A/A+B where A is the average sale price of PRODUCT when sold separately in finished form and B is the average sale price of the other active ingredients or components when sold separately in finished form in each case during the applicable payment period in the country in which the sale of the combination product was made, or if sales of both the PRODUCT and the other active ingredients or components did not occur in such period, then in the most recent payment period in which sales of both occurred. In the event that such average sale price cannot be determined for both PRODUCT and all other active ingredients or components included in the combination product, NET SALES for purposes of determining payments under this Agreement shall be calculated by multiplying the NET SALES of the combination product by the fraction C/C+D where C is the fair market value of the CVT-124 (or other Adenosine A(1) Antagonist) contribution to the combination and D is the sum of the fair market values of all other active components or ingredients included in the combination product, in each case, as determined by BIOGEN in good faith.

    1.18 The term "OPERATING COMMITTEE" shall have the meaning set forth in
Section 7.1 of this Agreement.

    1.19 The term "PHASE II PERFORMANCE ASSESSMENT STUDY" shall mean a Phase II study of intravenous CVT-124 in patients with [ * ] congestive heart failure (CHF). The study will be designed to demonstrate as a primary endpoint, [ * ] The study design may be optimized by BIOGEN as additional data is gathered from other trials.

    1.20 The term "PHASE III TRIAL" shall mean a randomized clinical trial designed to show efficacy and safety of a PRODUCT and intended to be submitted as part of the application for marketing approval of such PRODUCT.

    1.21 The term "PRODUCT" shall mean any article, composition or material that comprises, contains or is CVT-124 or another Adenosine A(1) Antagonist, the manufacture, import, use or sale of which is covered by a VALID CLAIM of the CVT PATENT RIGHTS or includes any of the CVT TECHNOLOGY.

    1.22 The term "RESEARCH INFORMATION" shall mean any data, results, formulas, process information or other information which results from the RESEARCH PROGRAM.

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    1.23 The term "RESEARCH INVENTION(S)" shall mean any invention, know-how, method, process, use, article of manufacture, or composition of matter conceived or first actually or constructively reduced to practice as part of the RESEARCH PROGRAM or which results from the RESEARCH PROGRAM.

    1.24 The term "RESEARCH MATERIAL" shall mean any material, reagent or substance which results from the RESEARCH PROGRAM.

    1.25 The term "RESEARCH PATENT RIGHT(S)" shall mean all patents and patent applications throughout the TERRITORY that claim RESEARCH INFORMATION, RESEARCH INVENTIONS or RESEARCH MATERIAL or any part thereof, including any provisional applications, substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, statutory invention registrations, applications for statutory invention registrations, and any foreign equivalents thereof.

    1.26 The term "RESEARCH PLAN" shall mean the written descriptions of the research and development to be performed by CVT as part of the RESEARCH PROGRAM for the first AGREEMENT YEAR and for each subsequent AGREEMENT YEAR of the RESEARCH PROGRAM as approved in accordance with Section 8.2.

    1.27 The term "RESEARCH PROGRAM" shall have the meaning set forth in
Section 8.1 of this Agreement.

    1.28 The term "SUBLICENSE INCOME" shall mean any royalties or other consideration received by a party hereto from any SUBLICENSEES in respect of sales of PRODUCTS, excluding amounts paid to such party for research or other services conducted by such party, for clinical trials, for purchases of PRODUCTS or of other goods or products at fair market value, or for equity investments at fair market value in such party.

    1.29 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party expressly licensed by BIOGEN to make, have made or formulate any PRODUCT and to sell the PRODUCT made or formulated. A SUBLICENSEE shall not include a distributor or other party licensed to sell PRODUCT but not to make, have made or formulate PRODUCT.

    1.30 The term "TERRITORY" shall mean the United States, including Puerto Rico, Guam and all other territories of the United States, and all other countries and territories in North America and South America.

                                       6.

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    1.31 The term "THIRD PARTY(IES)" shall mean a person or entity who or which is neither a party hereto nor an AFFILIATE or SUBLICENSEE of a party hereto.

    1.32 The term "UFRFI LICENSE" shall mean a certain License Agreement dated as of June 27, 1994 by and between CVT and University of Florida Research Foundation, Inc. ("UFRFI"), as amended.

    1.33 The term "VALID CLAIM" shall mean (i) a claim of a pending patent application which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken and which application shall not have been pending for more than [ * ] or (ii) a claim of an issued and unexpired patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

    1.34 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

SECTION 2.    GRANT AND OTHER RIGHTS.

    2.1 CVT hereby grants to BIOGEN and BIOGEN hereby accepts from CVT an exclusive, royalty-bearing right and license under the CVT TECHNOLOGY and CVT PATENT RIGHTS to make, have made, import, use, offer for sale and sell PRODUCTS in the TERRITORY. CVT shall be responsible for paying any royalty obligations which CVT may have to any THIRD PARTY under agreements between CVT and such THIRD PARTIES in effect as of the EFFECTIVE DATE arising from the exercise of the license grant set forth above.

    2.2 (a) AFFILIATES. BIOGEN shall have the full and unrestricted right to extend the license granted to it herein to AFFILIATES. BIOGEN shall advise CVT of any such extension to AFFILIATES.

         (b) SUBLICENSES. BIOGEN shall have the right to grant sublicenses in the TERRITORY under the license granted to it herein in accordance with the following:

    BIOGEN shall have the full and unrestricted right to grant sublicenses at any time after the [ * ] for such PRODUCT, but may not grant a sublicense prior to that time.

    BIOGEN agrees to forward to CVT a copy of any sublicense agreements within thirty (30) days of the execution of such sublicense agreements and further agrees to

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forward to CVT annually a copy of such reports received by BIOGEN from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

    2.3 To the extent CVT PATENT RIGHTS or CVT TECHNOLOGY licensed to BIOGEN under this Agreement are rights which CVT has licensed from UFRFI under the UFRFI LICENSE, BIOGEN and CVT understand and agree that the rights licensed to BIOGEN by CVT are subject to the terms of the UFRFI LICENSE.

SECTION 3.    INTENTIONALLY OMITTED.

SECTION 4. MANUFACTURE AND SUPPLY OF PRODUCT; CONDUCT OF CLINICAL TRIALS; TECHNOLOGY TRANSFER.

    4.1 PRODUCT SUPPLY. BIOGEN and its AFFILIATES shall be responsible for the manufacture and supply of PRODUCT hereunder for clinical trials and commercial sales in the TERRITORY. Notwithstanding the foregoing, within thirty (30) days of the Effective Date, CVT shall deliver to BIOGEN CVT's existing inventory of CVT-124 as described in Appendix C, along with copies of all quality control release test results and other relevant documentation relating to such inventory. In addition, upon BIOGEN's request, CVT shall [ * ] the manufacturing contract, dated December 2, 1996, between CVT and the [ * ]

    4.2 COLLABORATION. CVT's representatives on the OPERATING COMMITTEE shall work with BIOGEN to establish programs to optimize the chemical manufacturing process for PRODUCT.

    4.3 CLINICAL PROGRAMS. BIOGEN will, at its sole expense, be responsible for the worldwide design and conduct of all pre-clinical, clinical, development and regulatory work under this Agreement for PRODUCTS being developed for sale hereunder and under the BML AGREEMENT, with input from CVT through its representation on the OPERATING COMMITTEE and the Strategy Committee. Notwithstanding the foregoing, CVT shall lead the protocol design and selection of key investigators for the following clinical studies which are in the planning stages as of the Effective Date, subject to BIOGEN's guidance and right of final approval:

         (i)  Phase II clinical trial of intravenous CVT-124 for [  *  ]

         (ii) Phase II clinical trial of intravenous CVT-124 for protection against [ * ] at BIOGEN's option; and

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         (iii)  Phase I [  *  ] study.

    Protocols for the above clinical trials shall be approved by the OPERATING COMMITTEE, as defined below, as soon as possible after the Effective Date.

    4.4 TRANSFER OF CVT TECHNOLOGY. From and after the Effective Date, CVT shall make available sufficient personnel and resources to accomplish the swift and orderly transfer of copies and/or samples, as the case may be, of all CVT Technology to Biogen.

    4.5 [ * ] REGULATORY FILINGS. CVT [ * ] all INDs and other regulatory filings relating to CVT-124. CVT shall promptly deliver copies of such filings to BIOGEN and [ * ] of such filings. CVT and BIOGEN shall cooperate in [ * ] in such a way as not to harm either CVT's or BIOGEN's relationship with the relevant regulatory authorities. To that end, BIOGEN may elect to have one or more of CVT's employees participate in meetings between BIOGEN and regulatory authorities [ * ] CVT's regulatory filings.

    4.6 CLINICAL CONTRACTS, TRANSFER OF CLINICAL DATABASE. The transition of planning for the conduct of planned clinical trials of CVT-124 shall proceed in accordance with Appendix B. If BIOGEN elects to enter into contracts with the parties with whom CVT has been negotiating, whether or not upon the terms previously negotiated by CVT, CVT shall provide its full cooperation, as requested by BIOGEN. CVT shall, within five (5) days after the EFFECTIVE DATE, provide BIOGEN with a full and complete copy, including all raw data, of [ * ] In addition, upon BIOGEN's request, CVT shall provide to BIOGEN all of the original Case Report Forms from such study.

SECTION 5.    DUE DILIGENCE.

    5.1 PRODUCT DEVELOPMENT. BIOGEN shall use commercially reasonable efforts to develop and market a PRODUCT, which efforts shall be at least commensurate with those efforts undertaken in BIOGEN's own internal programs with the same profit potential and risk.

    5.2 [ * ] BIOGEN shall use commercially reasonable efforts to develop a PRODUCT for [ * ] which efforts shall be at least commensurate with those efforts undertaken in BIOGEN's own internal programs with the same profit potential and risk. Subject to technical and regulatory delays, BIOGEN will use commercially reasonable efforts to meet the following development timeline:

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         (I)   Within [  *  ] of the successful completion of a [  *  ] BIOGEN shall [  *  ]

         (II) Within [ * ] of commencing [ * ] BIOGEN shall commence a Phase I trial of such PRODUCT; and

         (III) Within [ * ] of the successful completion of [ * ] BIOGEN shall make its decision to commence a [ * ] of such PRODUCT.

    Provided that BIOGEN has used commercially reasonable efforts as aforesaid, failure to meet the foregoing timeline shall not constitute a breach of this Agreement, or result in any limitation on the licenses and rights granted to BIOGEN pursuant to this Agreement.

    5.3 STATUS REPORTS. Within sixty (60) days of the end of each calendar year during the term hereof, BIOGEN shall provide to CVT a written report summarizing the status of BIOGEN's development efforts hereunder and the results of the prior year's efforts.

SECTION 6.    CONFIDENTIALITY AND INFORMATION.

    6.1 During the term of this Agreement, it is contemplated that each party may disclose to the other, proprietary and confidential technology, inventions, technical information, material, reagents, biological materials and the like which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence ("Confidential Information"). Each party shall have the right to refuse to accept the other party's Confidential Information. Each party agrees not to disclose and to maintain the Confidential Information of the other party in strict confidence, to cause all of its agents, representatives and employees to maintain the disclosing party's Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of the disclosing party and not to use such Confidential Information for any purpose other than as licensed under this Agreement.

    6.2 The obligations of confidentiality will not apply to information which:

         (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder through no fault of the receiving party or any agent, representative or employee thereof; or

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         (ii)  subsequently becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent applications or patents;

         (iii) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the disclosing party;

         (iv)  is approved for release by the parties.

    6.3 The obligations of Section 6.1 notwithstanding, BIOGEN may disclose the Confidential Information of CVT licensed to BIOGEN hereunder (a) to SUBLICENSEES and (b) to THIRD PARTIES who (i) need to know the same in order to secure regulatory approval for the sale of PRODUCT, (ii) who need to know the same in order to work towards the commercial development of PRODUCT or to manufacture PRODUCT, or (iii) who are approved by CVT, provided that such parties, other than regulatory authorities, are bound by obligations of confidentiality and non-use at least as stringent as those set forth herein. Further, either party may disclose Confidential Information of the other party to the extent such disclosure is required by law, rule, regulation or bona fide legal process to be disclosed, provided that the receiving party takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to the disclosing party.

    6.4 CVT shall provide to BIOGEN, or if required to the applicable regulatory authority, all documents and information, to the extent in CVT's possession or otherwise reasonably accessible to CVT with the right to disclose, requested by the regulatory authority or reasonably requested by BIOGEN in support of BIOGEN's regulatory submissions. Copies of all documents provided directly to a regulatory authority shall be provided to BIOGEN in advance, if practicable, or otherwise within [ * ] of delivery to the regulatory authority. In addition, CVT shall provide to BIOGEN any information, to the extent in CVT's possession or otherwise reasonably accessible to CVT with the right to disclose, related to PRODUCT that is (a) reasonably required in support of BIOGEN's applications to patent offices and such governmental offices as regulate the price of PRODUCT and/or
(b) reasonably required to support a legal action by BIOGEN against a THIRD
PARTY.

    6.5 Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party; provided, however, that
either party may make such disclosure to the extent required by law.   The
parties have approved an initial press release as set forth in APPENDIX D attached hereto. Once any written statement is approved for disclosure by both parties, either party may make

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subsequent public disclosure of the contents of such statement without the further approval of the other party.

SECTION 7.    GOVERNANCE.

    7.1  OVERALL RESPONSIBILITY.

         (a) Overall direction of the parties' strategic alliance under this Agreement and the BML AGREEMENT will be provided by an Oversight Committee consisting of an equal number of senior management representatives from each party. The Oversight Committee will meet on an ad hoc basis during the term of this Agreement to monitor the overall performance of the collaboration hereunder and to resolve any disputes which may arise regarding the operation of the collaboration, such resolution to be within a reasonable period of time under the relevant circumstances, in any event not to exceed [ * ]

         (b) The following committees shall also be established under this Agreement as set forth below.

              (i)  the OPERATING COMMITTEE; and

              (ii) the Strategy Committee.

    7.2 OPERATING COMMITTEE. An OPERATING COMMITTEE (a/k/a, the "CVT-124 Development Team") shall be established by BIOGEN to manage the worldwide development of PRODUCTS. The activities of the RESEARCH PROGRAM, described hereinafter in Section 8, will also be overseen and monitored by the OPERATING COMMITTEE.

         (a) MEMBERSHIP. Within ten (10) days of the date hereof, CVT shall designate up to [ * ] representatives to serve on the OPERATING COMMITTEE. Additional representatives of CVT may attend OPERATING COMMITTEE meetings on an as needed basis with the prior approval of BIOGEN, such approval not to be unreasonably withheld. CVT will have the right to change its representation on the OPERATING COMMITTEE upon written notice to BIOGEN. BIOGEN representatives on the OPERATING COMMITTEE shall include representatives of all relevant line functions, as determined by BIOGEN.

         (b) CHAIR. The OPERATING COMMITTEE chair (a/k/a "Program Executive") shall be designated by BIOGEN.

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         (c)  RESPONSIBILITIES.  The OPERATING COMMITTEE will have authority to take and perform all actions necessary to accomplish its responsibilities, including but not limited to, authority to:

              (i)  oversee and manage the day-to-day development of PRODUCTS;

              (ii) oversee the RESEARCH PROGRAM, and monitor performance thereunder;

              (iii) coordinate programs to optimize the chemical manufacturing process;

              (iv) review and propose RESEARCH PLANS and budgets; and

              (v) review any and all proposed publications or communications relating to the RESEARCH PROGRAM and the results therefrom, in accordance with the procedure set forth in Section 8.

         (d) MEETINGS. The OPERATING COMMITTEE will meet not less than monthly. Meetings will be held at BIOGEN's premises or such other place as may be mutually agreed upon. CVT representatives may participate in person or by telephone. In the event of disagreement, [ * ]

    7.3 STRATEGY COMMITTEE. A Strategy Committee will be established which will meet as needed to set worldwide clinical, regulatory and marketing strategies for PRODUCTS. CVT may designate up to four (4) representatives who may participate in meetings of the Strategy Committee in person or by telephone. Additional representatives of CVT may attend Strategy Committee meetings on an as needed basis with the prior approval of BIOGEN, such approval not to be unreasonably withheld. In the event of disagreement, [ * ]

SECTION 8.    RESEARCH PROGRAM.

    8.1 OBJECT. CVT shall conduct a program of research in accordance with annual RESEARCH PLANS established in accordance with Section 8.2 (the "RESEARCH PROGRAM"). The objectives of the RESEARCH PROGRAM shall be first to [ * ] of CVT-124, and thereafter to explore [ * ] CVT-124, to identify [ * ] CVT agrees to conduct and manage

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                                       13.

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the RESEARCH PROGRAM pursuant to the RESEARCH PLAN and BIOGEN agrees to support such RESEARCH PROGRAM at CVT in accordance with the terms and conditions set forth below.

    8.2  (a)  DEFINITION OF PHASES OF RESEARCH PROGRAM.   The RESEARCH
PROGRAM shall be divided into two phases. Phase 1 of the RESEARCH PROGRAM shall begin with the EFFECTIVE DATE and end at such time that a [ * ] by either party. Phase 2 of the RESEARCH PROGRAM shall commence after the completion of Phase 1 and continue for as long as the RESEARCH PROGRAM is in effect.

         (b) CONDUCT OF PHASE 1 OF THE RESEARCH PROGRAM. The RESEARCH PLAN and budget for Phase 1 of the RESEARCH PROGRAM is attached hereto as Appendix
E. CVT will use commercially reasonable efforts to perform the RESEARCH PLAN for Phase 1 of the RESEARCH PROGRAM in accordance with the agreed-upon schedule and budget contained in Appendix E. Such budget includes the number of FTEs to be devoted to the RESEARCH PROGRAM during each AGREEMENT YEAR during Phase 1 (at [ * ] per FTE), together with a breakdown of any other fees and expenses to be incurred, and totals [ * ] per year.

         (c)  CONDUCT OF PHASE 2 OF  THE RESEARCH PROGRAM.    The RESEARCH
PLAN and budget for Phase 2 of the RESEARCH PROGRAM shall be approved by the parties at least ninety (90) days prior to the beginning of Phase 2 and at least ninety (90) days prior to the beginning of each AGREEMENT YEAR commencing during Phase 2. CVT will use commercially reasonable efforts to perform the RESEARCH PLAN during Phase 2 of the RESEARCH PROGRAM in accordance with the agreed-upon schedule and budget.

         (d) EXCHANGE OF INFORMATION AND REPORTS. To further the efforts of the parties under this Agreement, CVT shall promptly disclose to BIOGEN any RESEARCH INVENTIONS arising out of the RESEARCH PROGRAM, but in any event within [ * ] for potentially patentable, significant RESEARCH INVENTIONS, and within [ * ] of the end of each CALENDAR QUARTER for all others. CVT shall keep BIOGEN and the OPERATING COMMITTEE reasonably informed of its progress in the RESEARCH PROGRAM and shall deliver reasonably detailed written progress reports to BIOGEN semi-annually.

         (e) VISITATION. For the purpose of facilitating the parties understanding of the research and development activities conducted hereunder, CVT will permit duly authorized employees or representatives of BIOGEN to visit its facilities where the

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                                       14.

RESEARCH PROGRAM activities are conducted, at reasonable times and with reasonable notice, subject to appropriate confidentiality provisions.

    8.3 SOURCE OF FUNDS. During the term of the RESEARCH PROGRAM as specified in Section 8.5, CVT will dedicate [ * ] in each AGREEMENT YEAR from the proceeds of BML's equity investments in CVT to be made pursuant to the BML AGREEMENT to support the conduct of the RESEARCH PROGRAM at CVT. Such funds shall be utilized solely for performance of the RESEARCH PROGRAM in accordance with the approved budget.

    8.4 REPORTS [ * ]. During Phase 1 of the RESEARCH PROGRAM, CVT shall prepare annual financial reports of actual and budgeted expenditures under the RESEARCH PROGRAM. BIOGEN [ * ] provided under the BML AGREEMENT for Phase 1 of the RESEARCH PROGRAM in accordance with the approved budget. The [ * ] in any report from CVT, in which case [ * ]

    8.5 TERM AND TERMINATION OF THE RESEARCH PROGRAM. The term of the RESEARCH PROGRAM will be the first three (3) AGREEMENT YEARS. BIOGEN shall be entitled to terminate the RESEARCH PROGRAM and BML shall be entitled to cease funding thereof in the event of termination of this Agreement or in the event of a breach by CVT of any of CVT's material obligations in the RESEARCH PROGRAM following written notice of such breach to CVT. If such breach is not cured within [ * ] after written notice is given by BIOGEN to CVT specifying the breach, BIOGEN may terminate the RESEARCH PROGRAM without terminating the entire Agreement and BML may cease funding of the RESEARCH PROGRAM forthwith upon written notice to CVT after expiration of such [ * ] In the event BIOGEN terminates the RESEARCH PROGRAM as provided above, BIOGEN may, at its option, require CVT to repurchase from BML shares of CVT Common Stock sold to BML pursuant to the BML AGREEMENT, [ * ] in an amount equal to [ * ] less the amount of CVT's actual expenditures incurred during the AGREEMENT YEAR prior to such termination of the RESEARCH PROGRAM. In addition to BIOGEN's right to terminate the RESEARCH PROGRAM for breach as provided above, either BIOGEN or CVT may terminate the RESEARCH PROGRAM without terminating the entire Agreement upon [ * ] written notice delivered prior to the commencement of the second AGREEMENT YEAR or the third AGREEMENT YEAR; provided, however, that notwithstanding the foregoing, CVT may not terminate the RESEARCH PROGRAM prior to the end of Phase 1 of the RESEARCH PROGRAM.

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                                       15.

    8.6 THIRD PARTY SUPPORT CVT shall not apply any of the funding provided by BML under the BML AGREEMENT for Phase 1 of the RESEARCH PROGRAM towards R&D to be conducted in whole or in part by a THIRD PARTY without BIOGEN's approval, such approval not to be unreasonably withheld or delayed. CVT may apply any of the funding provided by BML under the BML AGREEMENT for Phase 2 of the RESEARCH PROGRAM towards R&D to be conducted in whole or in party by a THIRD PARTY provided that BIOGEN has approved in advance the form of agreement to be used in contracting with such THIRD PARTY, such approval not to be unreasonably withheld or delayed.

    8.7 CONFIDENTIALITY. In order to facilitate the operation of the RESEARCH PROGRAM, either party may disclose confidential or proprietary information owned or controlled by it to the other. It is hereby understood and agreed that such information shall be treated in accordance with Section 6 hereof.

    8.8  RESULTS OF THE RESEARCH PROGRAM.

         (a) All right, title and interest in and to any RESEARCH INFORMATION, RESEARCH INVENTIONS and RESEARCH MATERIAL (the "RESULTS"), and any RESEARCH PATENT RIGHTS based thereon, conceived and reduced to practice solely by employees or agents of CVT shall be owned solely by CVT ("CVT RESULTS"), subject to the licenses granted to BIOGEN under Section 2 hereof and the licenses granted to BML under Section 2 of the BML AGREEMENT. All right, title and interest in or to any RESULTS and any RESEARCH PATENT RIGHTS based thereon, conceived and reduced to practice solely by employees or agents of BIOGEN shall be owned solely by BIOGEN. All right, title and interest in and to any RESULTS and any RESEARCH PATENT RIGHTS based thereon conceived and reduced to practice by employees or agents of CVT and employees or agents of BIOGEN shall be owned jointly by CVT and BIOGEN ("JOINT RESULTS"), with CVT's ownership interest therein being subject to the licenses granted to BIOGEN under Section 2 hereof and the licenses granted to BML under Section 2 of the BML AGREEMENT. Invention, conception and reduction to practice of RESEARCH INVENTIONS, RESEARCH INFORMATION, RESEARCH MATERIALS, and RESEARCH PATENT RIGHTS shall be determined in accordance with United States intellectual property laws.

         (b) There will be no publication of the RESULTS by CVT, or any employee of CVT unless the OPERATING COMMITTEE has reviewed the proposed scientific publication concerning the RESULTS and each party has consented in writing to the publication, which review shall be conducted within [ * ] of submission of the proposed publication to the OPERATING COMMITTEE, and which approval shall not be unreasonably withheld or delayed. CVT will, upon request of

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                                       16.

BIOGEN, delay publication for up to [ * ] to allow for the filing of patent applications incorporating RESULTS.

         (c) Notwithstanding any provision in this Agreement and/or the BML AGREEMENT to the contrary, BIOGEN shall have no rights pursuant to Section 2 hereof, and BML shall have no rights pursuant to Section 2 of the BML AGREEMENT to any compounds developed in the RESEARCH PROGRAM that are not Adenosine A(1) Antagonists ("Non- A(1) Compounds"). With respect to such Non- A(1) Compounds, BIOGEN shall have a right of first refusal as follows:
CVT shall give written notice to BIOGEN specifying in reasonable detail the rights and data, including preclinical data establishing IN VIVO activity, relating to Non-A(1) Compounds that CVT has developed (the "Offer"). BIOGEN shall have [ * ] after the date of the Offer to provide a written response to CVT (the "Response") as to whether or not BIOGEN wishes to enter into negotiations with CVT with respect to such rights. If the Response states that BIOGEN wishes to enter into negotiations with CVT, the parties shall negotiate in good faith the licensing of such rights for a period of [ * ] from the date of the Response. If BIOGEN declines to enter into negotiations or if the parties do not agree upon and execute a written agreement within the [ * ] negotiation period, CVT shall deliver to BIOGEN in writing its last best offer for licensing such rights. BIOGEN shall have [ * ] from receipt of CVT's last best offer to accept such offer in writing. If BIOGEN declines to accept CVT's last best offer, CVT shall thereafter have the right to negotiate with third parties with respect to such rights; provided, however, that the terms of any such definitive agreement with any third party shall not be more favorable to the third party than CVT's last best offer to BIOGEN. The foregoing BIOGEN rights shall terminate [ * ] after the end of the RESEARCH PROGRAM.

SECTION 9.    PATENTS.

    9.1 (a) CVT shall promptly advise BIOGEN, in writing, of each potentially patentable or otherwise potentially useful RESEARCH INVENTION arising from the RESEARCH PROGRAM. Representatives of CVT and BIOGEN shall then discuss whether a patent application or applications pertaining to such RESEARCH INVENTION should be filed and in which countries. The titles, serial numbers and other identifying data of patent applications claiming a RESEARCH INVENTION to which BIOGEN is granted rights hereunder and filed after the EFFECTIVE DATE by mutual agreement of CVT and BIOGEN, or by BIOGEN alone pursuant to the last sentence of this section or pursuant to subsection (c) hereof, shall be added to APPENDIX A of this Agreement and to Appendix A of the BML AGREEMENT and CVT's interest therein shall become CVT PATENT RIGHTS for purposes of both this Agreement and the BML AGREEMENT. CVT shall file, prosecute and maintain patent applications and patents worldwide relating to such CVT RESULTS as the parties agree

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                                       17.

hereunder, [ * ] through patent counsel selected by CVT and reasonably acceptable to BIOGEN, except as provided in subsection (c) below. BIOGEN shall have the opportunity to provide substantive review and comment on any such filing, prosecution and or maintenance and the rights as set forth in
Section 9.2 below. In the event CVT declines to prepare, file, prosecute or maintain a patent application on a RESEARCH INVENTION, then BIOGEN may prepare, file, prosecute and maintain such patent application, in which events [ * ] after the date of its election to assume responsibility for such patent application.

         (b) BIOGEN shall, as of the EFFECTIVE DATE, assume responsibility to prepare, file, prosecute and maintain patent applications and patents worldwide relating to CVT PATENT RIGHTS identified on Appendix A as of the EFFECTIVE DATE and relating to JOINT RESULTS, and [ * ] related thereto. Notwithstanding the foregoing, CVT shall maintain CVT PATENT RIGHTS for a period of 6 weeks from the EFFECTIVE DATE and shall cooperate fully in the orderly transfer to BIOGEN's patent counsel of all files and necessary powers of attorney related to such CVT PATENT RIGHTS within 4 weeks from the EFFECTIVE DATE. BIOGEN shall also have the option pursuant to subsection (a) above to prepare, file, prosecute and maintain patent applications and patents worldwide relating to CVT RESULTS that CVT declines to file, prosecute and/or maintain, and shall have the option under subsection (c) below.

         (c) BIOGEN shall have the option, commencing at such time as a PRODUCT to which RESEARCH PATENT RIGHTS relate enters human clinical trials, to assume CVT's responsibility to file, prosecute and maintain patent applications and patents worldwide relating to such RESEARCH PATENT RIGHTS in which events [ * ] after the date of its election to assume control of such RESEARCH PATENT RIGHTS.

         (d) The term "Patent Costs" shall mean all reasonable [ * ] incurred for the filing, prosecution, issuance, and maintenance of the identified CVT PATENT RIGHTS, but not including the costs of any opposition or interference proceedings, which shall [ * ] BIOGEN shall use patent counsel selected by BIOGEN and reasonably acceptable to CVT. CVT shall have the opportunity to provide substantive review and comment on any such filing, prosecution and or maintenance and the rights as set forth in Section 9.2 below.

         (e) Notwithstanding anything in this Section 9.1 to the contrary, BIOGEN may, at its discretion, elect to discontinue financial support of any patent

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                                       18.

application for which it is providing support under this Agreement, provided, however, that BIOGEN will notify CVT of its intention at least sixty (60) days prior to taking such action. In any country in which BIOGEN has elected to discontinue its support of any patent application, CVT, upon receiving notice, may elect at its own expense to assume all financial responsibility for the prosecution of such patent application; provided, however, that if CVT obtains issuance of any such patent application, BIOGEN shall reimburse CVT for such expenses. BIOGEN's determination to [ * ] with respect to such patent application pursuant to [ * ] hereof or pursuant to [ * ] of the BML AGREEMENT.

    9.2 With respect to any CVT PATENT RIGHTS, all substantive communication to or from the United States Patent and Trademark Office or its equivalent in any other jurisdiction, including, but not limited to, each patent application, office action, response to office action, amendment, restriction, election, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application, as well as any intention to discontinue prosecution or financial support of any patent or patent applications shall be provided to BIOGEN or CVT, as the case may be, by the party controlling the prosecution or maintenance sufficiently prior to the filing of such document to allow for review and comment by BIOGEN or CVT, respectively. However, BIOGEN and CVT shall have the right to take any action that in its judgment is necessary to preserve such CVT PATENT RIGHTS for which it is responsible. Both parties shall cooperate fully to facilitate the preparation, filing, prosecution and maintenance of CVT PATENT RIGHTS. Notwithstanding anything herein to the contrary, neither BIOGEN nor CVT shall abandon a CVT PATENT RIGHT or allow a CVT PATENT RIGHT to lapse without first giving the other notice of such intention at least
[ * ] prior to the date on which such CVT PATENT RIGHT will lapse or become abandoned. BIOGEN or CVT shall have the right to assume the prosecution, maintenance and defense of any CVT PATENT RIGHT which the other intends to abandon. If this Agreement terminates for any reason, BIOGEN shall immediately thereafter transfer to CVT control of the prosecution and maintenance of all CVT PATENT RIGHTS and original copies of all documents relating to such CVT PATENT RIGHTS in the possession or control of BIOGEN.

    9.3 (a) If any of the CVT PATENT RIGHTS under which BIOGEN is licensed hereunder, or under which BML is licensed under the BML AGREEMENT, is infringed by a THIRD PARTY's manufacture, import, use, sale or offer to sell of CVT-124 or another Adenosine A(1) Antagonist, or a product comprising or containing CVT or another Adenosine A(1) Antagonist, BIOGEN shall have the right and option but not the obligation to bring an action for infringement, at its sole expense, against such THIRD PARTY in the name of CVT or its licensors and/or in the name of BIOGEN,

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                                       19.

and to join CVT or its licensors, at BIOGEN's expense, as a party plaintiff if required or if it would promote the success of the litigation. Each party shall promptly notify the other party of any such infringement. BIOGEN shall keep CVT informed as to the prosecution of any action for such infringement. No settlement, consent judgment or other voluntary final disposition of the suit which adversely affects CVT PATENT RIGHTS may be entered into without the consent of CVT, which consent shall not unreasonably be withheld.

         (b) In the event that BIOGEN shall undertake the enforcement and/or defense of the CVT PATENT RIGHTS by litigation as provided above any recovery of damages by BIOGEN for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of BIOGEN relating to the suit. The balance remaining from any such recovery shall [ * ] considering where the infringing sales were made.

         (c) In the event that, and only if, BIOGEN specifically elects not to pursue an action for infringement, CVT (or its licensor) shall have the right and option, but not the obligation at its cost and expense to initiate infringement litigation and [ * ]

         (d) In any infringement suit either party may institute to enforce the CVT PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the party requesting cooperation.

SECTION 10.   COMPENSATION.

    10.1 (a) As consideration for research and development already performed by CVT with respect to PRODUCTS, upon execution of this Agreement, BIOGEN shall pay to CVT a non-creditable, non-refundable payment in the amount of Five Million Dollars ($5,000,000).

         (b) Upon execution of this Agreement, BIOGEN shall pre-pay the [ * ] required to be paid upon the successful completion of a [ * ] pursuant to Section 10.3(a)(ii). In the event the planned [ * ] of CVT-124 is unsuccessful [ * ] Biogen shall notify CVT in writing, whereupon CVT shall refund to Biogen such pre-paid milestone within

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                                       20.

thirty (30) days. If Biogen shall thereafter successfully complete a [ * ] with another PRODUCT, Biogen shall pay the milestone as provided in Section 10.3(a)(ii).

    10.2 (a) BIOGEN shall pay to CVT royalties on NET SALES of PRODUCTS in the TERRITORY ("Royalties") as follows:

              (i) Royalties payable to CVT on NET SALES of PRODUCTS in the TERRITORY shall be [ * ] and determined based on worldwide annual NET
SALES (i.e., including NET SALES of PRODUCTS under the BML AGREEMENT) in each calendar year in accordance with the following table:

      [  *  ]  Annual Net Sales        Royalty
    ------------------------------------------
    Up to [  *  ] Million              [  *  ]

    [  *  ] Million to [  *  ] Million [  *  ]

    Over [  *  ] Million               [  *  ]

              (ii) Notwithstanding subparagraph (i) above, in the event there are two consecutive twelve month periods in which worldwide NET SALES exceed [ * ] Million but are less than [ * ] Million, then, unless subparagraph
(iii) applies, Royalties shall thereafter be determined based on annual worldwide NET SALES in any subsequent calendar year in accordance with the following table:

      [  *  ]  Annual Net Sales        Royalty
    ------------------------------------------
    Up to [  *  ] Million              [  *  ]

    [  *  ] Million to [  *  ] Million [  *  ]

              (iii) Notwithstanding subparagraph (ii), if at any time after paragraph (ii) applies worldwide NET SALES exceed [ * ] Million for one full twelve month period or are less than [ * ] Million for one full twelve month period, the Royalties owed on NET SALES shall thereafter be determined in accordance with subparagraph (i), regardless of the subsequent annual overall levels of NET SALES.

              (iv) Royalties shall be payable under this Agreement solely for PRODUCT sold in the TERRITORY. However, for the purposes of determining the applicable [ * ] royalty rate, worldwide annual NET SALES shall be deemed to include NET SALES under both this Agreement and the BML AGREEMENT.

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                                       21.

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         (b)  Notwithstanding the foregoing, if the use or sale of PRODUCT by
BIOGEN or its AFFILIATES in the country in which the PRODUCT is sold is not covered by a VALID CLAIM of a CVT PATENT RIGHT in such country, the Royalties payable with respect to NET SALES in such country shall be [ * ] of the amounts otherwise due pursuant to Section 10.2(a) above; PROVIDED, however, that if, in any such country, any one or more THIRD PARTY(S) is/are selling a generic version of the PRODUCT being sold by BIOGEN or its AFFILIATES and such THIRD PARTY(S)' sales of such generic product exceeds [ * ] of BIOGEN's sales of the PRODUCT in such country, the Royalties in such country shall be reduced to [ * ] during such period of generic sales.

         (c) The obligation to pay Royalties for each PRODUCT shall continue on a country-by-country and product-by-product basis until the last to expire VALID CLAIM of the CVT PATENT RIGHTS in such country covering such PRODUCT; provided, however, that in any country in which there is no such VALID CLAIM, the obligation to pay Royalties shall continue only until the expiration of [ * ] from the FIRST COMMERCIAL SALE of such PRODUCT in such country by BIOGEN or its AFFILIATES or SUBLICENSEES.

         (d) (i) In the event that after the EFFECTIVE DATE BIOGEN becomes obligated to pay any royalties or other sums to THIRD PARTIES because the manufacture, use or sale of CVT-124 or another Adenosine A(1) Antagonist contained in a PRODUCT sold by BIOGEN hereunder in the TERRITORY infringes such THIRD PARTIES' intellectual property rights, then BIOGEN shall be entitled to credit [ * ] of any such obligations against Royalties due to CVT pursuant to this Section 10.2.

              (ii) In the event that after the EFFECTIVE DATE BIOGEN becomes obligated to pay any royalties or other sums to THIRD PARTIES because the manufacture, use or sale of a PRODUCT sold by BIOGEN hereunder in the TERRITORY infringes such THIRD PARTIES' intellectual property rights on account of a fact other than [ * ] then the matter shall be referred to the Oversight Committee to determine in good faith whether or not BIOGEN shall be entitled to a credit of up to [ * ] of any such obligations against Royalties due to CVT pursuant to this Section 10.2. In the event the Oversight Committee cannot agree within forty-five (45) days after referral of the matter to them for resolution, then the [ * ] representatives to the Oversight Committee shall [ * ]

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              (iii)  In no event shall any credits under subsections (d)(i)
and (d)(ii), or any cost-sharing pursuant to subsection (e) below, reduce Royalties payable to CVT hereunder for any CALENDAR QUARTER by more than [ * ] of the amounts otherwise due. [ * ]

         (e) In the event that [ * ] of CVT-124 identified during Phase 1 of the RESEARCH PROGRAM results in [ * ] (including, but not limited to, any cost to BIOGEN of [  *  ] as compared to what it would have been using
[  *  ] CVT-124 in the [  *  ] BIOGEN and CVT agree to negotiate a [  *  ] and
[ * ] to reflect a [ * ] BIOGEN may initiate any such negotiation by delivering a written notice to CVT, whereupon the relevant representatives of the parties on the OPERATING COMMITTEE parties shall meet and negotiate a reduction as aforesaid in good faith. In the event the OPERATING COMMITTEE representatives cannot agree within thirty (30) days of delivery of such notice by BIOGEN, the matter shall be referred to the OVERSIGHT COMMITTEE for
resolution.    In the event the representatives to the OVERSIGHT COMMITTEE cannot agree within fifteen (15) days of referral of the matter to them for resolution, the matter shall be submitted to binding arbitration pursuant to the provisions of Appendix F hereof.

         (f) NET SALES of PRODUCT in a country in the TERRITORY for which BIOGEN has no royalty obligation, pursuant to Section 10.2(c), shall not be included in the calculation of the level of NET SALES for purposes of Section 10.2(a).

         (g) In addition to the foregoing, CVT shall receive a percentage of BIOGEN's SUBLICENSE INCOME in accordance with this subsection (g).

              (i) In MAJOR MARKET countries, CVT shall receive [ * ] of SUBLICENSE INCOME, subject to the following floors and cap. For sublicenses executed prior to the [ * ] in no event shall CVT receive less than [ * ] of net sales of SUBLICENSEES (calculated using the NET SALES definition) for any PRODUCTS covered by a VALID CLAIM of CVT PATENT RIGHTS in the country in which they are sold. For sublicenses executed after [ * ] for such PRODUCT, in no event shall CVT receive pursuant to this

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                                       23.

subsection less than [ * ] of net sales of SUBLICENSEES (calculated using the NET SALES definition) for any PRODUCTS covered by a VALID CLAIM of CVT PATENT RIGHTS in the country in which they are sold. Notwithstanding the foregoing, if the use or sale of PRODUCT by a SUBLICENSEE in the country in which the PRODUCT is sold is not covered by a VALID CLAIM of a CVT PATENT RIGHT in such country, the minimum percentages set forth in the previous two sentences shall be [ * ] respectively. In no event shall CVT receive pursuant to this subsection an amount greater than the Royalties which would have been due pursuant to this Section 10.2 on NET SALES of SUBLICENSEES if such NET SALES had been made by BIOGEN.

              (ii) In non-MAJOR MARKET countries, CVT shall receive [ * ] of SUBLICENSE INCOME, subject to the following floors and cap. In no event shall CVT receive pursuant to this subsection less than [ * ] of net sales of SUBLICENSEES (calculated using the NET SALES definition) for any PRODUCTS covered by a VALID CLAIM of CVT PATENT RIGHTS in the country in which they are sold. Notwithstanding the foregoing, if the use or sale of PRODUCT by a SUBLICENSEE in the country in which the PRODUCT is sold is not covered by a VALID CLAIM of a CVT PATENT RIGHT in such country, the minimum percentage set forth in the previous sentence shall be [ * ] In no event shall CVT receive pursuant to this subsection an amount greater than the Royalties which would have been due pursuant to this Section 10.2 on NET SALES of SUBLICENSEES if such NET SALES had been made by BIOGEN.

         (h) CVT hereby grants BIOGEN the right to [ * ] on sales of PRODUCT by BIOGEN, BML, their AFFILIATES and SUBLICENSEES; provided that if CVT also desires to [ * ] BIOGEN and CVT shall [ * ] In the event BIOGEN is successful in [ * ] on such sales, the royalties otherwise payable by BIOGEN to CVT hereunder, and the royalties otherwise payable by BML to CVT under the BML AGREEMENT, shall be [ * ] and the royalties otherwise payable by CVT to BIOGEN pursuant to Section 14.8 hereof, and by CVT to BML pursuant to the corresponding provision of the BML AGREEMENT, shall be [ * ] provided that CVT shall share in the benefits of any such [ * ] in an amount commensurate with [ * ]

    10.3 (a) BIOGEN shall pay the following amounts within [ * ] of the occurrence of the following milestone events with respect to the first PRODUCT to reach such milestone:

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    Milestone                                         Amount
    ---------                                         ------

    (i)    [  *  ]                                    [  *  ]

    (ii)   [  *  ]                                    [  *  ]

    (iii)  [  *  ]                                    [  *  ]

    (iv)   [  *  ]                                    [  *  ]

    (v)    [  *  ]                                    [  *  ]

    (vi)   [  *  ]                                    [  *  ]

    (vii)  [  *  ]                                    [  *  ]

    (viii) [  *  ]                                    [  *  ]

    (ix)   [  *  ]                                    [  *  ]

    (x)    [  *  ]                                    [  *  ]

* Provided that BIOGEN has not given notice of termination of this Agreement prior to expiration of such [ * ] period.

** [ * ] shall be determined by Biogen's decision to commence [ * ] with respect to such chemical entity. Biogen has pre-paid this milestone in anticipation of the successful completion of a [ * ] study with CVT-124, pursuant to Section 10.1(e) hereof.

         (b)  In the event BIOGEN does not [  *  ] and this

--------------------------
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                                       25.

Agreement has not been terminated,  and (i) [  *  ] planning or ongoing and
(ii) no material health or safety issue has arisen with respect to the clinical use of PRODUCT, BIOGEN will pay CVT the related milestone fee as set forth in Section 10.3(a)(iii) above as if it had reached such milestone at such time, but such milestone payment shall not be due thereafter when a [ * ] is actually commenced. In the event that any material health or safety issue arises with respect to PRODUCT, BIOGEN shall nevertheless continue to use commercially reasonable efforts to develop a PRODUCT.

         (c) In the event BIOGEN has not [ * ] of the notice of decision by BIOGEN to commence [ * ] of a PRODUCT in the United States, and this Agreement has not been terminated, BIOGEN will nevertheless pay CVT the related milestone set forth in Section 10.3(a)(vii) above in advance as if it had reached such milestone at such time, but such milestone shall not be due thereafter when such [ * ]

    10.4 BIOGEN shall keep, and shall cause each of its AFFILIATES to keep, full and accurate books of account containing all particulars relevant to its sales of PRODUCTS that may be necessary for the purpose of calculating all compensation payable to CVT hereunder. Such books of account shall be kept at their principal place of business and for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection by an independent certified public accountant reasonably acceptable to BIOGEN, upon reasonable notice during normal business hours at CVT's expense for the sole purpose of verifying compensation due under this Agreement. In the event the inspection determines that compensation due CVT for any period has been underpaid by [ * ] or more, then BIOGEN shall pay for all costs of the inspection, otherwise the costs of the inspection shall be borne by CVT. In all cases, BIOGEN shall pay to CVT any underpaid compensation promptly and CVT shall promptly pay to BIOGEN any overpaid compensation. All information and data reviewed in the inspection shall be used only for the purpose of verifying compensation due and shall be treated as BIOGEN Confidential Information subject to the obligations of this Agreement. No audit by an agent of CVT shall occur more frequently than once during any twelve (12) month period.

    10.5 In each year the amount of compensation due shall be calculated quarterly as of the end of each CALENDAR QUARTER and shall be paid quarterly within the [ * ] days next following such date, unless such CALENDAR QUARTER is the last CALENDAR QUARTER of the year, in which case the compensation due shall be paid within [ * ] days next following such date. Every such payment shall be supported by the accounting prescribed in Section
10.6 and shall be made in United States currency. Whenever for the purpose of calculating compensation, conversion

--------------------------
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                                       26.

from any foreign currency shall be required, such conversion shall be at the rate of exchange published in The Wall Street Journal for the last business day of the CALENDAR QUARTER.

    10.6 With each quarterly payment, BIOGEN shall deliver to CVT a full and accurate accounting to include at least the following information:

         (a)  Total billings for PRODUCT subject to Royalty;

         (b)  Deductions applicable as provided in Section 1.17;

         (c) Applicable royalty rates (including any credits as provided in Section 10.2(b) or (d));

         (d)  SUBLICENSEE income and royalties thereon; and

         (e)  Total compensation payable to CVT.

    10.7 If the transfer of or the conversion into United States Dollars of any remittance due hereunder is not lawful or possible in any country, such remittance shall be made by the deposit thereof in the currency of the country to the credit and account of CVT or its nominee in any commercial bank or trust company located in that country, prompt notice of which shall be given to CVT. CVT shall be advised in writing in advance by BIOGEN and provide to BIOGEN a nominee, if so desired.

    10.8 Any tax required to be withheld by BIOGEN under the laws of any foreign country for the account of CVT, shall be promptly paid by BIOGEN for and on behalf of CVT to the appropriate governmental authority, and BIOGEN shall use its best efforts to furnish CVT with proof of payment of such tax. Any such tax actually paid on CVT's behalf shall be deducted from royalty payments due CVT.

    10.9 Compensation shall be due and payable for the manufacture, use and sale of an individual PRODUCT only once with respect to the same unit of PRODUCT irrespective of the number of patents or claims thereof which cover the manufacture, use and sale of such PRODUCT. In no event shall compensation shall be due and payable hereunder for the manufacture, use or sale of an individual PRODUCT for which CVT receives compensation in the way of royalties under the BML AGREEMENT.

SECTION 11.   REPRESENTATIONS AND WARRANTIES.

    11.1 Each party represents and warrants to the other party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the

                                       27.

execution and delivery of this Agreement and the performance of its obligations under this Agreement.

    11.2 (a) Each party represents that it is not aware of any action, suit, inquiry or investigation or any claim, demand or notice of default which if adversely determined would affect the rights granted under this Agreement.

         (b) Each party acknowledges that in entering into this Agreement the other party has relied upon information supplied by the disclosing party, including, in the case of information supplied by CVT, data and information concerning CVT-124 and preclinical and clinical studies and information related to CVT PATENT RIGHTS. Neither party is aware of any data or information given to the other party which is untrue or inaccurate or of any other data or information which is necessary to make the data and information provided to the other party complete and not misleading. To the best of CVT's knowledge, [ * ]

    11.3 CVT hereby represents, warrants and covenants to BIOGEN that:

         (a) It is the [ * ] under this Agreement and has the right and has taken all necessary action to [ * ] provided that the foregoing shall not be interpreted as a warranty of non-infringement;

         (b) To the best of CVT's knowledge, CVT has disclosed to BIOGEN all facts that CVT reasonably believes to be [ * ] known to CVT as of the EFFECTIVE DATE;

         (c) All patent applications included in CVT PATENT RIGHTS existing as of the Effective Date are pending and have not been abandoned;

         (d)  CVT [  *  ] to BIOGEN pursuant to this Agreement.

         (e) CVT will not take any action that would in any way prevent CVT from granting the rights granted to BIOGEN under this Agreement with respect to CVT PATENT RIGHTS or CVT TECHNOLOGY acquired after the EFFECTIVE DATE or which would otherwise [ * ] BIOGEN under this Agreement. Nothing herein shall prohibit the amendment or modification of the scope of claims during the patent prosecution process.

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                                       28.

         (f)  CVT has [  *  ]

         (g) CVT will take all actions required by it to maintain its rights under the UFRFI LICENSE as in effect on the EFFECTIVE DATE, and shall immediately send to BIOGEN any notice of default or breach received by CVT under the UFRFI LICENSE.

         (h) All employees of CVT who perform research and development for CVT in connection with CVT's obligations under this Agreement are required to assign their rights in any intellectual property arising from such work to CVT.

         (i) Appendix A contains a complete and accurate list of all CVT PATENT RIGHTS in existence as of the EFFECTIVE DATE.

         (j) CVT will not enforce any patent rights owned or controlled by it to prevent the manufacture, use or sale of any PRODUCT for which BIOGEN has a royalty obligation to CVT hereunder subject to the license granted herein by BIOGEN or its AFFILIATES or SUBLICENSEES, or any person or entity purchasing a PRODUCT from any of them.

    11.4 CVT represents that it has not as of the EFFECTIVE DATE [ * ] the manufacture, use or sale of PRODUCT and it is not aware of any infringement by a THIRD PARTY of the CVT PATENT RIGHTS.

SECTION 12.   INDEMNIFICATION.

    12.1 INDEMNIFICATION BY BIOGEN. BIOGEN will defend, indemnify and hold harmless CVT, its AFFILIATES and their employees, agents, officers, shareholders and directors and each of them (the "CVT Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the CVT Indemnified Parties resulting from or arising out of the manufacture, use or sale of any PRODUCT by BIOGEN, its AFFILIATES or SUBLICENSEES, other than those claims which result or arise from breach of this Agreement by CVT or failure by CVT to comply in any material respect with applicable laws or regulations or the negligence or willful misconduct of CVT or any its AFFILIATES or any of their employees, agents, officers, shareholders or directors.

--------------------------
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                                       29.

    12.2 INDEMNIFICATION BY CVT. CVT will defend, indemnify and hold harmless BIOGEN, its AFFILIATES and their employees, agents, officers, shareholders and directors and each of them (the "BIOGEN Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of the BIOGEN Indemnified Parties resulting from or arising out of breach of this Agreement by CVT or failure of CVT to comply in any material respect with applicable laws or regulations or the negligence or willful misconduct of CVT or its AFFILIATES or any of their employees, agents, officers, shareholders or directors.

    12.3 CONDITIONS TO INDEMNIFICATION. A person or entity that intends to claim indemnification under this Section (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section. The Indemnitee under this Section, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

SECTION 13.   ASSIGNMENT; SUCCESSORS.

    13.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that BIOGEN without the consent of CVT may assign this Agreement or any of its rights and obligations hereunder to an AFFILIATE or to an entity with which BIOGEN shall merge or consolidate or to which BIOGEN shall sell or assign all or substantially all of its assets, and except that CVT without the consent of BIOGEN

                                       30.

may assign this Agreement to an entity with which CVT shall merge or consolidate or to which CVT shall sell or assign all or substantially all of its assets.

    13.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of CVT and BIOGEN.

SECTION 14.   TERMINATION.

    14.1 Except as otherwise specifically provided herein and unless sooner terminated pursuant to Sections 14.2, 14.3, 14.4 or 14.9 of this Agreement, this Agreement and the licenses and rights granted hereunder shall remain in full force and effect until BIOGEN's obligations to pay compensation hereunder terminate. Upon expiration of BIOGEN's obligation to pay compensation hereunder with respect to a specific country and specific PRODUCT as to which BIOGEN's license is then in effect, the license granted to BIOGEN with respect to such country and such PRODUCT pursuant to Section
2.1 shall be deemed to be fully paid and BIOGEN shall thereafter have a royalty-free right to use the CVT PATENT RIGHTS and CVT TECHNOLOGY and to make, use, import and sell such PRODUCT in such country.

    14.2 Upon breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within [ * ] days after written notice to the breaching party by the other party, in addition to any other remedy it may have, the other party at its sole option may terminate this Agreement, provided that such other party is not then in breach of this Agreement.

    14.3 Either party to this Agreement may, upon giving notice of termination, immediately terminate this Agreement upon receipt of notice that the other party has become insolvent or has suspended business in all material respects hereof, or has consented to an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial part of its property; provided, however, that the insolvency or bankruptcy of CVT shall not operate to terminate the licenses granted to BIOGEN hereunder unless BIOGEN elects to terminate the Agreement as provided herein, and BIOGEN may elect to retain its licenses as provided in 11 U.S.C.
Section 356.

    14.4 In addition to the foregoing, within [ * ] days of BIOGEN's receipt of the data from the [ * ] BIOGEN may terminate this Agreement upon written notice in its sole discretion. At any time after [ * ] BIOGEN may terminate this Agreement for any reason upon [ * ] days prior written notice to CVT.

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                                       31.

    14.5 Upon any termination of this Agreement, all licenses and rights granted to BIOGEN shall terminate forthwith, except that BIOGEN shall be entitled to, but shall not be obligated [ * ] covered by this Agreement which exists as of the date of the termination, so long as BIOGEN [ * ] in accordance with the same terms and conditions as set forth in this Agreement.

    14.6 The obligations of Sections 6 and 12, as well as Sections 14.5, 14.6, 14.7, 14.8, 15.4, and 15.8 and the repayment obligation under the Note(s) shall survive any termination of this Agreement.

    14.7 In the event of any termination under Section 14.4 or 14.9 or in the event CVT terminates this Agreement pursuant to Sections 14.2 or 14.3, BIOGEN shall grant to CVT a non-exclusive, worldwide, royalty-bearing license under [ * ] and [ * ] solely to make, have made, import, use and sell PRODUCTS and shall make available to CVT copies of all documents containing or comprising such [ * ] and [ * ] CVT shall [ * ] BIOGEN in making such
[ * ] and [ * ] available to CVT. Furthermore, in the event that, at the time of termination under Section 14.4 or 14.9 or of termination by CVT pursuant to Sections 14.2 or 14.3, [ * ] funding for such [ * ] unless
[ * ] Upon such termination the [ * ] shall, to the extent permissible by law, be [ * ] To this end, BIOGEN agrees that upon such termination it shall [ * ] relating to CVT-124 and for [ * ] by CVT hereunder. BIOGEN shall promptly deliver copies of such filings to CVT and execute any and all documents and instruments reasonably requested by CVT to confirm the assignment of such filings. CVT and BIOGEN shall cooperate in the transition of BIOGEN's regulatory filings to CVT in such a way as not to harm either CVT's or BIOGEN's relationship with the relevant regulatory authorities. To that end, CVT may elect to have one or more of BIOGEN's employees participate in meetings between CVT and regulatory authorities regarding assignment of BIOGEN's regulatory filings.

    14.8 In the event that, following any termination of this Agreement, CVT, or its permitted successor or assignee, subsequently commercializes a PRODUCT by itself or in conjunction with a THIRD PARTY, CVT, or its permitted successor or assignee,

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                                       32.

shall pay a royalty to BIOGEN on sales of PRODUCT in the TERRITORY in accordance with the following:

         (a) If the Agreement has been terminated prior to receipt by CVT of the [ * ] milestone payable in accordance with Section 10.3(a)(i) hereof
[ * ] and the manufacture, use or sale of the commercialized PRODUCT is covered by a VALID CLAIM of the BIOGEN CVT-124 PATENTS or includes any of the BIOGEN CVT-124 TECHNOLOGY, CVT shall pay BIOGEN royalties on net sales of PRODUCT and a percentage of CVT'S SUBLICENSE INCOME as follows:

              (i) Royalties payable to BIOGEN shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BML AGREEMENT) in each calendar year in accordance with the following table:

      [  *  ] Annual Net Sales             Royalty
    -----------------------------------------------
    Up to [  *  ] Million                  [  *  ]

    [  *  ] Million to [  *  ] Million     [  *  ]

    Over [  *  ] Million                   [  *  ]

              (ii) CVT shall pay to BIOGEN [ * ] of SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of Biogen's [ * ] CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

         (b) If the Agreement has been terminated after receipt by CVT of the [ * ] but prior to completion of a [ * ] of the PRODUCT, CVT shall pay BIOGEN royalties on net sales of PRODUCT and a percentage of SUBLICENSE INCOME as follows:

              (i) Royalties payable to BIOGEN shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BML AGREEMENT) in each calendar year in accordance with the following table:

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                                       33.

    [  *  ] Annual Net Sales               Royalty
    -----------------------------------------------
    Up to [  *  ] Million                  [  *  ]

    [  *  ] Million to [  *  ] Million     [  *  ]

    Over [  *  ] Million                   [  *  ]

              (ii) CVT shall pay to BIOGEN [ * ] of SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of Biogen's [ * ] share, CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

         (c) If the Agreement has been terminated after completion of a [ * ] of the PRODUCT, but prior to the availability of [ * ] CVT shall pay BIOGEN royalties on net sales of PRODUCT and a percentage of SUBLICENSE INCOME as follows:

              (i) Royalties payable to BIOGEN shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BML AGREEMENT) in each calendar year in accordance with the following table:

    [  *  ] Annual Net Sales                Royalty
    -----------------------------------------------
    Up to [  *  ] Million                   [  *  ]

    [  *  ] Million to [  *  ] Million      [  *  ]

    Over [  *  ] Million                    [  *  ]

              (ii) CVT shall pay to BIOGEN [ * ] of SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of Biogen's [ * ] share, CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

         (d) If the Agreement has been terminated after the availability of [ * ] of the PRODUCT, CVT shall pay BIOGEN royalties on net sales of PRODUCT and a percentage of SUBLICENSE INCOME as follows:
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                                       34.

              (i) Royalties payable to BIOGEN shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BML AGREEMENT) in each calendar year in accordance with the following table:

    [  *  ] Annual Net Sales               Royalty
    -----------------------------------------------
    Up to [  *  ] Million                  [  *  ]

    [  *  ] Million to [  *  ] Million     [  *  ]

    Over [  *  ] Million                   [  *  ]

              (ii) CVT shall pay to BIOGEN [ * ] of SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of Biogen's [ * ] share, CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

         (e) In the event that after the EFFECTIVE DATE CVT becomes obligated to pay any royalties or other sums to THIRD PARTIES because the manufacture, use or sale of PRODUCTS in the TERRITORY infringes the intellectual property rights of such THIRD PARTIES, CVT shall be entitled to credit [ * ] of any such obligations against Royalties due to BIOGEN pursuant to this Section 14.8; provided, however, that in no event shall such credit reduce Royalties payable to BIOGEN hereunder for any CALENDAR QUARTER by more than [ * ] of the amounts otherwise due. [ * ]

         (f) CVT shall keep full and accurate books of account containing all particulars relevant to its sales of PRODUCTS that may be necessary for the purpose of calculating all compensation payable to BIOGEN hereunder, and shall be subject to the same provisions as are contained in Section 10.4 hereof.

         (g) All payments due to BIOGEN pursuant to this Section 14.8 shall be made in accordance with Sections 10.5, 10.6 (excluding the section references therein), 10.7 and 10.8 hereof, in each case substituting CVT for BIOGEN as appropriate, and vice versa.

    14.9 This Agreement shall automatically terminate upon the termination of the BML AGREEMENT.

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                                       35.

SECTION 15.   GENERAL PROVISIONS.

    15.1 Neither party shall be liable to the other party for damages or loss occasioned by failure of performance by the defaulting party if the failure is occasioned by war, fire, explosion, flood, strike or lockout, embargo, or any similar cause beyond the control of the defaulting party, provided that the party claiming this exception has exerted all reasonable efforts to avoid or remedy such event and provided such event does not extend for more than six (6) months.

    15.2 The relationship between CVT and BIOGEN is that of independent contractors. CVT and BIOGEN are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. CVT shall have no power to bind or obligate BIOGEN in any manner. Likewise, BIOGEN shall have no power to bind or obligate CVT in any manner.

    15.3 This Agreement and the BML AGREEMENT set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior agreements in this respect. There shall be no amendments or modifications to these Agreements, except by a written document which is signed by both parties.

    15.4 This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, U.S.A. without reference to its choice-of-law principles.

    15.5 The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular or section or paragraph.

    15.6 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

    15.7 In conducting any activities under this Agreement or in connection with the manufacture use or sale of PRODUCT, BIOGEN shall comply with all applicable laws and regulations including, but not limited to, all Export Administration Regulations of the United States Department of Commerce.

    15.8 NOTICES. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail

                                       36.

postage prepaid and properly addressed, with return receipt requested, or
(iii) when sent, if sent, by facsimile, as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated:

    If to CVT:                    CV Therapeutics, Inc.
                                  3172 Porter Drive
                                  Palo Alto, CA 94304
                                  Attn: CEO


              with a copy to:     Cooley Godward LLP
                                  3000 El Camino Real
                                  Palo Alto, CA 94306
                                  Attn: Robert L. Jones, Esq.
                                  Deborah Marshall, Esq.


    If to BIOGEN:                 Biogen, Inc.
                                  14 Cambridge Center
                                  Cambridge, MA 02142
                                  Attn: President

              with a copy to      Vice President - General Counsel

    15.9 This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CV THERAPEUTICS, INC.                  BIOGEN, INC.

By: /s/ Louis Lange                    By: /s/ James R. Tobin
   --------------------------------       --------------------------------

Name: Louis Lange                      Name: James R. Tobin
     ------------------------------         ------------------------------

Title: CEO                             Title: President and CEO
      -----------------------------          -----------------------------


                                       37.

                                      APPENDIX A

                                    PATENT RIGHTS

                                    [SEE ATTACHED]

                                     U. S. PATENTS

              Docket No./                                                                   Issue Date/   Patent
Patent No.    Serial No.     Title                                     Inventor(s)          Date File     Expires
--------------------------------------------------------------------------------------------------------------------

[                                                            *                                                      ]


  [  *  ]


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

                      U.S. PENDING PATENT APPLICATIONS


Docket No./
Serial No.    Descriptive Title                         Inventor(s)            Date Filed     Status
------------------------------------------------------------------------------------------------------------

[                                                            *                                                      ]


[  *  ]

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                                       2


Docket No./
Serial No.    Descriptive Title                         Inventor(s)            Date Filed     Status
----------------------------------------------------------------------------------------------------------------

[                                                             *                                                 ]


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[  *  ]


Docket No./
Serial No.    Descriptive Title                         Inventor(s)            Date Filed     Status
-------------------------------------------------------------------------------------------------------------

[                                                             *                                                 ]


[  *  ]

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                                       4


Docket No./
Serial No.    Descriptive Title                         Inventor(s)            Date Filed     Status
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

[                                                             *                                                 ]

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[  *  ]

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                             FOREIGN PATENT APPLICATIONS


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Docket No./
Serial No.           Descriptive Title                              Inventor(s)            Date Filed     Status
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

[                                                             *                                                 ]




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                         FOREIGN PATENT APPLICATIONS (CONT'D)


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Docket No./
Serial No.           Descriptive Title                              Inventor(s)            Date Filed     Status
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

[                                                             *                                                 ]

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

                                   APPENDIX B

                              CLINICAL TRANSITION


    This Appendix shall govern the transition of the conduct of clinical trials
for CVT-124 from CVT to BIOGEN.    In the event of any inconsistencies between
this Appendix and the provisions of the Agreement, the provisions of this
Appendix shall govern.

    A. [ * ] In the interest of avoiding any delay in the commencement of such study, BIOGEN and CVT agree as follows:

    CVT has entered into contracts with [ * ] and a [ * ] prior to the EFFECTIVE DATE for the conduct of CVT2123, true and correct copies of which have been provided to BIOGEN. CVT is in the process of negotiating the remaining contracts necessary for the conduct of CVT2123, but shall not enter into any such contracts without the prior approval of BIOGEN. Promptly after the EFFECTIVE DATE, BIOGEN and CVT shall enter into a contract pursuant to which CVT agrees INTER ALIA to manage the study pursuant to the direction of, and for the sole and exclusive benefit of, BIOGEN and agrees to assign exclusively to BIOGEN all rights and data from the study, and BIOGEN agrees to reimburse CVT for [ * ] Such amounts shall be paid net thirty (30) days on CVT's invoices submitted at the end of each quarter. Said agreement shall also provide for [ * ] as is necessary to comply with applicable law for so long as [ * ] In no event shall [ * ]

    Notwithstanding the provisions of Section 4.1 of the Agreement, CVT shall directly supply all materials needs for CVT2123. Delivery of any inventory of CVT-124 not needed for CVT2123 shall be made to BIOGEN in accordance with
Section 4.1.

    B.   ALL OTHER CLINICAL STUDIES.  Notwithstanding Section 4.3 of the
Agreement, CVT shall not enter into any contracts, or make any commitments to any THIRD PARTIES, with respect to any other clinical studies. In the event that CVT does enter into any such contracts, or make any such commitments, BIOGEN shall not be bound by such contracts or commitments, and all responsibility therefor shall remain with CVT.

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The provisions of the second sentence of Section 4.3 of the Agreement are solely for the benefit of BIOGEN and shall not confer upon CVT any rights with respect the design, conduct or results of any clinical studies.



                                      APPENDIX C

                                  CVT-124 INVENTORY

                                    [See attached]

                                  CVT-124 INVENTORY

---------------------------------------------------------------------
PRODUCT                                   CURRENT STOCK
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[                               *                             ]

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

                                      APPENDIX D

                                    PRESS RELEASE

                                    [See attached]

CONTACT

Kathy Stafford
Chief Financial Officer
CV Therapeutics
415-812-9507

Biogen Media Contact:
Kathryn R. Bloom
Director of Communications
Biogen, Inc.
617-679-2851

Biogen Investment Community Contact:
Richard E.N. Lundberg
Manager, Investor Relations
Biogen, Inc.6179-679-2822

             BIOGEN AND CV THERAPEUTICS ANNOUNCE COLLABORATION ON CVT-124
                             FOR CONGESTIVE HEART FAILURE

CAMBRIDGE, MA (March 10, 1997) -- Biogen, Inc. (NASDAQ/BGEN) and CV Therapeutics (NASDAQ/CVTX) today announced that they have signed an agreement to collaborate on the development of CVT-124, a novel therapeutic for the treatment of edema associated with Congestive Heart Failure (CHF) that is expected to enter a multi-center Phase II clinical trial within the next month.

Under the terms of the agreement, Biogen and its wholly owned subsidiary, Biotech Manufacturing Limited, will receive exclusive worldwide rights to develop and sell CVT-124. Biogen and CV Therapeutics will participate in developing the drug, but Biogen will pay all costs of commercializing the product. CV Therapeutics will receive from Biogen upfront payments totaling $16 million, including a $5 million upfront cash payment, a $7 million equity investment of CV Therapeutics stock at $10.45 per share, advance funding of a development milestone and partial access to a line of credit. In addition, Biogen will pay CV Therapeutics significant milestone payments and royalties on clinical progress and product sales. Further details of the agreement were not announced.

Congestive Heart Failure is a chronic, progressive disease that affects approximately four-to-five million people in the United States. Its prevalence is increasing at 10 percent per year, primarily due to the aging population as well as improved survival in heart disease patients. Patients with CHF experience both a chronic course of the disease, as well as acute episodes that, in many cases, require hospitalization. Edema, or fluid retention in the lungs and extremities, is a significant symptom of the disease, leading to increased morbidity and need for hospitalization. In its most severe form, CHF results in a 50 percent one-year mortality rate.

CVT-124, a highly selective adenosine A(1)-receptor antagonist, could represent a novel therapy for the treatment of edema associated with CHF. Proof of this new mechanism of action has been demonstrated both in animal models and in a clinical Phase I study completed in 1996. This new approach could be a significant advance because current therapies can lead to clinical resistance and unwanted side effects, such as potassium loss and impairment of kidney function. Because of some of its potential properties, CVT-124 may be particularly useful in CHF patients who are resistant to current therapies and/or have renal impairment.

Jim Tobin, Biogen's President and Chief Executive Officer, said, "Developing Biogen's pipeline is a major strategic imperative for the Company, and we are pleased to be collaborating with CV Therapeutics to help meet this objective. CVT-124 represents a very promising commercial opportunity to enter an underserved market with a late-stage therapeutic. We believe CVT-124, with its novel mechanism of action, may have a major impact in the treatment and management of Congestive Heart Failure. It is a very attractive fit with Biogen's strategy of developing therapeutics for large underserved markets, such as neurological, cardiovascular and renal diseases."

Lou Lange, Chairman and Chief Executive Officer of CV Therapeutics, said, "In Biogen, we believe we have found partner for CVT-124 who can bring the product to market quickly and with whom we can work closely on development of this promising compound. Biogen's outstanding performance in commercializing AVONEX-TM- gives us confidence that they will maximize the potential of CVT-124."

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Reference is made in particular to forward-looking statements regarding the timing of clinical trials, the potential results of drug development and the commercial opportunity for CVT-124. Drug development involves a high degree of risk. There are many factors which could cause actual results to differ from the Company's current expectations, including the Company's ability to demonstrate that CVT-124 is safe and effective at each stage of the clinical trial process; to meet applicable regulatory standards and receive required regulatory approval; to obtain and maintain necessary patents and licenses; to be capable of producing the product in commercial quantities at reasonable costs and to compete successfully against other products.

Biogen, Inc., headquartered in Cambridge, MA, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. The Company's revenues are generated from U.S. sales of AVONEX-TM- (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis and from the worldwide sales by licenses of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen is focused primarily on developing and testing novel products for multiple sclerosis, inflammatory, respiratory and kidney diseases and certain viruses and cancers. For copies of press releases and additional information about the Company, please consult Biogen's Homepage on the World Wide Web at http://www.biogen.com.

CV Therapeutics, headquartered in Palo Alto, CA, is a biopharmaceutical company focused exclusively on the application of molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

                                     #    #    #


030796
s.97draft.cvt

                                      APPENDIX E

                               RESEARCH PLAN - PHASE 1

                                    [SEE ATTACHED]

                                   RESEARCH PROGRAM

OBJECTIVE
[  *  ]

STRUCTURE OF COLLABORATION
[  *  ]

PROGRAM PRIORITIES
[  *  ]

APPROACH
[  *  ]

RESOURCE ALLOCATION AT [  *  ] PER FULL TIME EQUIVALENT (FTE)
[  *  ]


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

                            [LOGO] THERAPEUTICS
                                    RESEARCH


[                                        *                                    ]
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

                                      APPENDIX F

                                ARBITRATION PROCEDURE

In the event of a disagreement between the parties under Section 10.2(e) of the Agreement, which disagreement cannot be amicably resolved by the good faith efforts of the parties pursuant to such Section 10.2(e), then such dispute shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described below:

    (a) If a party intends to begin the ADR to resolve the disagreement, such party shall provide written notice to the other party informing the other party of such intention. Within 5 business days following the receipt of the original ADR notice ("Notice Date") a neutral shall be selected by the then President of the American Arbitration Association ("AAA") or by such other individual as the parties may agree in good faith. The neutral selected shall have experience in the biotechnology and/or pharmaceutical industry and shall not be an employee, director or shareholder of either a party or of an AFFILIATE of either party.

    Each party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such an objection, the then President of AAA shall as soon as possible thereafter, elect another neutral under the same conditions set forth above. This second selection shall be final.

    (b) No later than (90) business days after selection, the neutral shall hold a hearing to resolve the issue.

         (i) Each party shall have the right to be represented by counsel at the hearing.

         (ii) The hearing shall be held at such place as agreed upon by the parties or if they are unable to agree at a place designated by the neutral.

    (c) The ADR proceeding shall be confidential and the neutral shall issue appropriate protective orders to safeguard each party's Confidential
Information. Except as required by law, no party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other party. The existence of the dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except as required in connection with the enforcement of such award or as otherwise required by applicable law.



    (d) It is the intention of the parties that discovery, although permitted as described herein, will be extremely limited except in exceptional circumstances. The neutral shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents. Each party shall be permitted but not required to take the deposition of not more than five (5) persons, each such deposition not to exceed six (6) hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, the neutral may order such discovery as the neutral deems necessary. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The neutral shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing.

    (e) Each party shall be entitled to no more than four (4) hours of hearing to present testimony or documentary evidence, unless such time period is extended by mutual agreement between the parties or is otherwise allowed by the neutral. The testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the presentation time to which they are entitled.

    (f) At least fifteen (15) business days prior to the date set for the hearing, each party shall submit to each other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness' testimony.

    At least five (5) business days prior to the hearing, each party must submit to the neutral and serve on each other party a proposed ruling on the issue to be resolved. Such writing shall be limited to representing the proposed ruling, shall contain no argument or analysis of the facts or issues, and shall be limited to not more than ten (10) pages, unless such writing is extended by mutual agreement between the parties or is otherwise allowed by the neutral.

    (g) Not more than fifteen (15) business days following the close of hearings, the parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs shall not be more than fifty (50) pages, unless such writing is extended by mutual agreement between the parties or is other wise allowed by the neutral.

    (h) The neutral shall rule on the disputed issue after the hearing as expeditiously as possible, but in no event more than forty-five (45) days after the close of the hearings. Such ruling shall adopt in its entirety the proposed ruling of one of the parties. The neutral shall, in rendering his decision, apply the substantive law of the State of Delaware, without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration.

    (i) Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof. The decision rendered in any such ADR shall be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings, and shall be enforceable in any court of competent jurisdiction. No punitive damages shall be recoverable by either party in such a proceeding.

    (j) Each party shall pay its own costs (including, without limitation, attorneys fees) and expenses in connection with such ADR.

    (k) In the event either party contends that there has been fraud or bad faith by the other party or in connection with the conduct of any ADR, a second ADR shall be held to determine whether there has been fraud or bad faith. If, as a result of the second ADR, it is determined that there has been fraud or bad faith, the decision affected by such fraud or bad faith shall be vacated and another ADR shall be held to resolve the original dispute.